Exhibit 10.9

[GRAPHIC APPEARS HERE]

Colocation Agreement

Please read this Colocation Agreement (this “Agreement”) carefully before signing, since by signing this Agreement, you consent to all of its terms and conditions. This Agreement is made by and between Colocation Gateways LLC (“Colocation Gateways”), a wholly owned subsidiary of Colocation Gateways LLC and Customer. This Agreement is effective upon Colocation Gateways’s acceptance as indicated by its signature below on the Effective Date as indicated (the “Effective Date”). This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Company Name: Liberty Telecom, LLC.	Customer ID#:

Contact Name: David Trandal	Contract No.:

Title: Vice President Operations	Effective Date: 9/1/03

Company Addr 1: 136 W. Canon Perdido Street Company Addr 2: City, State, Zip: Santa Barbara, CA 93110	Colocation Gateways LLC Representative:
Representative Signature:

Phone: 805-690-4104 Fax: 775-542-1000	Today’s Date: 8/7/03

Email: dst@libertytel.com

Customer Signature: /s/ David S. Trandal

Printed Name: David S. Trandal

Thank you for choosing Colocation Gateways to provide your Colocation services. As used in this Agreement, the term “you” and “Customer” refers to the above-named corporation, partnership or other business entity that enters into this Agreement. The initial Order Form is attached to this Agreement as Exhibit A. Colocation Gateways and Customer may enter into subsequent Order Forms, which may supercede or complement prior Order Forms. As used in this Agreement, the term “Customer Equipment” refers to any and all computer equipment, software, networking hardware or other materials placed by or for Customer in the Colocation Space, other than Colocation Gateways Equipment.

Colocation Gateways will begin installation, initiation and service after it receives and accepts: (1) your Order Form; (2) a copy of this Agreement signed by your authorized representative and (3) payment of amounts due under Section 1.1 below, detailed on your Order Form.

1.	Fees and Billing. Customer agrees to pay the Activation Charges, Monthly Fees and other fees indicated on the Order Form (collectively, “Service Fees”).

1.1	Activation Charges. Colocation Gateways will bill Customer for all Installation Charges and first month recurring Service Fees (the “Activation Charges”) (as specified on the Order Form) upon Colocation Gateway’s acceptance of this Agreement and the Order Form. Colocation Gateways will not commence installation, initiation and Service unless and until it has received payment in full of all Activation Charges.

1.2	Recurring Service Fees. Colocation Gateways will begin billing for Recurring Service Fees on the date that is the earlier of: (a) the Installation Date specified on the Order Form; or (b) the date that Customer places Customer Equipment in Colocation Gateways’ premises. If, however, Customer is unable to use the Services commencing on the Installation Date solely as a result of delays caused by Colocation Gateways (this does not include delays caused by third party service providers), then the Installation Date specified in the Order Forms shall be extended one day for each day of delay caused by Colocation Gateways. On or about the first day of each month, Colocation Gateways will bill Customer for services to be provided in the current month. Recurring Service Fees do not include monthly telephone company charges or data line charges that are each billed separately by third parties. All additional power agreements will increase at a rate of 10% annually for the length of the term.

1.3	Payment. All fees and charges will be due, in U.S. dollars, on the first day of the service month as indicated on the Colocation Gateways invoice. Late payments will accrue interest at a rate of one and one-half percent (1 1/2%) per month, or the highest rate allowed by applicable law, whichever is lower. If in its judgment Colocation Gateways determines that Customer lacks financial resources, Colocation Gateways may, upon written notice to Customer, modify the payment terms to secure Customer’s payment obligations before providing Services. Colocation Gateways, using its sole judgment, reserves the right to determine whether to charge interest to a late paying customer, or to consider the customer as having breached this contract as specified in Paragraph 11.

1.4	Taxes. All payments required by the Agreement are exclusive of applicable taxes and shipping charges. Customer will be liable for and will pay in full all such amounts (exclusive of income taxes payable by Colocation Gateways).

1.5	Term. The Term of this Agreement is specified in the Order Form. This Agreement shall automatically renew as defined in section 1.6 unless either party provides written notice of non-renewal within thirty (30) days of the end of the Term.

1.6	Renewal Term. Five terms of twenty-four (24) months each.

1.6.1	Renewal Option. Subject to the conditions stated in this Section 1.6.1, Customer shall have the option to extend this agreement for up to five terms, each term consisting of 24 months. Each such Renewal Term shall commence the day following expiration of, as applicable, the initial Term or the preceding Renewal Term, and shall be for a Base Rent determined pursuant to section 1.6.2, and otherwise on and subject to all of the terms and conditions set forth in this Agreement. Customer may exercise the option granted hereby by written notice to Colocation Gateways, but only if, all of the following conditions are satisfied:

(a)	Customer shall have given such notice not less than 30 days before the last day of the initial Term or Renewal Term to be extended;

(b)	During the Term preceding delivery of such notice, Customer shall not have defaulted in any of its obligations hereunder, or Colocation Gateways shall, for purposes of this Section 1.6.1 only, waived the absence of any such default as a condition precedent to Customer’s right to exercise the option:

(c)	At the time that Customer gives such notice, and continuing until the first day of the Renewal Term, there shall not exist hereunder any default of Customer nor any event or circumstance that, with notice, the passage of time, or both, could ripen into a default.

(d)	Customer is operating in the Premises in a manner consistent with the Building and Land.

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Subsequent references to the “Term” of this agreement shall include the Term and the Renewal Term(s), if any, for which Customer effectively exercises the foregoing option. If all of the conditions stated to efficacy of the foregoing option are not timely satisfied, then this agreement shall expire on the last day of, as applicable, the expiring initial Term or Renewal Term. As of the date each Renewal Term begins, this agreement shall be deemed modified in the manner set forth above, without the necessity of any further agreement or document; provided, however that either party to this agreement shall, upon request of the other party, execute, acknowledge, and deliver an instrument evidencing such renewal and modification of this agreement.

1.6.2 Renewal Term Base Rent. Base Rent for the Premises shall be increased on the first (1st) day of each Renewal Term to an amount equal to the “fair market rental value” of the Premises (which fair market rental value determination may include increases in Base Rent during the Renewal Term). Fair market value shall be determined by Colocation Gateway’s in its sole but reasonable discretion, after evaluating, among other things, the rents at similar buildings in the same geographic area. Within ten (10) days after Colocation Gateway’s receipt of Customer’s written notice of the exercise of the Renewal Option as set forth in section 1.6.1, Colocation Gateway shall provide Customer with Colocation Gateway’s determination of fair market rental value. Upon Colocation Gateway’s written notice of fair market rental value to Customer, Customer shall have ten (10) business days to accept or reject such Base Rent in writing. Should Customer reject such Base Rent, Customer shall have no further additional right to renew or extend the agreement term, and Customer shall vacate the Premises at the end the agreement term. Customer’s failure to deliver written notice to Colocation Gateway accepting or rejecting such Base Rent within said ten (10) business day period shall be deemed Customer’s acceptance of the same.

2.	Colocation.

2.1	Installation. Colocation Gateways grants you the right to operate Customer Equipment at the Colocation Space, as defined on your Order Form. The Colocation Space is provided on an “AS-IS” basis, and you may use the Colocation Space only for the purposes of maintaining and operating Customer Equipment as necessary to support local access communications facilities and links to third parties. Customer will install Customer Equipment in the Colocation Space after obtaining the appropriate authorization from Colocation Gateways to access Colocation Gateways’s Premises. Colocation Gateways’s Premises include all Colocation Gateways owned or leased property including Customer Colocation Space. Customer will remove and be solely responsible for all packaging of Customer Equipment.

2.2	Access. You will have access to the Colocation Space on a 24-hour basis. You may access the Colocation Space only in accordance with Colocation Gateway’s Security and Access Policies, a copy of which is available to you. Customer is responsible for any and all actions of Customer representatives and any escorted persons. No unescorted persons may enter the Colocation space under any circumstances.

2.3	Removal of Customer Equipment. Customer will provide Colocation Gateways with written notification two (2) days before Customer wishes to remove a significant piece of Customer Equipment. (This does not include replacing a piece of equipment with a similar piece of equipment). Before authorizing the removal of any significant Customer Equipment, Colocation Gateways’s accounting department will verify that Customer has no payments due to Colocation Gateways. Once Colocation Gateways authorizes removal of Customer Equipment, Customer will remove such Customer Equipment, and will be solely responsible to leave area in good operating condition at its own expense.

2.4	Smarthands. At the request of Customer, Colocation Gateways may assist Customer in performing light duties or correcting minor problems such as circuit problems and/or outages, which may include:

a.	Rebooting of equipment.

b.	Pressing of reset or other readily accessible buttons or switches.

c.	Reconfiguration of non-restricted cables with push-on type connectors.

d.	Working cooperatively with Customer and/or third party provider to locate and correct circuit problems.

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Customer shall pay Colocation Gateways a fee of $100.00 per hour for a minimum of one (1) hour for each occurrence in which assistance is required during normal business hours (8:30 am to 5:00 pm PST Monday through Friday, excluding holidays). A fee of $150.00 per hour and a minimum of three hours will apply to non-business hours and holidays.

2.5	Relocation of Customer Equipment. Colocation Gateways shall not arbitrarily or capriciously require Customer to relocate Customer Equipment; however, upon ninety (120) days written notice or, in the event of any emergency, Colocation Gateways may require Customer to relocate Customer Equipment; provided however, the site of relocation shall afford comparable environmental conditions for the Customer Equipment and comparable accessibility to the Customer Equipment. In the event that Colocation Gateways requires Customer to relocate Customer Equipment, all costs shall be borne by Colocation Gateways.

3.	Security. Colocation Gateways does not guarantee security of Customer Equipment or of the Colocation Space. Colocation Gateways requires that you and your employees comply with all Colocation Security Procedures as defined on Colocation Gateway’s Security and Access Policies (a copy of which is available to you) in order to maximize the security of the Colocation Gateways premises. Only individuals whom you have identified as “Customer Representatives” (and persons escorted by Customer Representatives) listed on the Order Form will be permitted to enter the Colocation Space. Only Customer Representatives will be permitted to request Services on your behalf or to request any support services with respect to Customer Equipment. For good cause, Colocation Gateways may suspend the right of any Customer Representative or other person to visit the Colocation Gateways premises and/or the Colocation Space. Colocation Gateways will assist in security breach detection and identification, but shall not be liable for any inability, failure or mistake in doing so.

4.	Internet, Local and Long Distance Services. Customer is responsible for ordering all Internet, local and long-distance lines from carriers and ordering any and all necessary cross-connects from Colocation Gateways. Colocation Gateways Recurring Service Fees for such cross-connects are as indicated on the Order Form. The carriers will install such circuits in Customer’s name. Customer will be solely responsible for such circuits and for all payments due to the carriers. Customer will notify the carrier directly when Customer wishes to terminate or modify such circuit. Customer understands that Colocation Gateways does not own or control these services and that Colocation Gateways is not responsible or liable for performance (or non-performance) of such services.

5.	Resale. Should Customer resell any portion of the Service to any other party, Customer assumes all liabilities arising out of or related to such third party sites and communication. Customer agrees to enter into written agreements with any and all parties to which it resells any portion of the Services with terms and conditions at least as restrictive and as protective of Colocation Gatewayss’ rights as the terms and conditions of this Agreement, including without limitation, Sections 2.3,3,4,6,7,8,9, and 10.

6.	Acceptable Use Guidelines. Customer must at all times conform its use of and comply with all sate and federal laws with respect to its operations in the Colocation Space. If Colocation Gateways is informed by government authorities or other parties of illegal use of Colocation Gateways’s facilities or Colocation Gateways otherwise learns of such use or has reason to believe such use may be occurring, then Customer will cooperate in any resulting investigation by Colocation Gateways or government authorities. Any government determinations will be binding on Customer. If Customer fails to cooperate with any such investigation or determination, or fails to immediately rectify any illegal use, Customer will be in Breach (defined below) of this Agreement and Colocation Gateways may immediately suspend Customer’s Service.

7.	Insurance. Customer will keep in full force and effect during the term of this Agreement: (i) business loss and interruption insurance in an amount not less than that necessary to compensate Customer and its customers for

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complete failure of Service; (ii) comprehensive generally liability insurance; (iii) employer’s liability insurance; and (iv) worker’s compensation insurance. Customer agrees that Customer and its agents and representative shall not pursue any claims against Colocation Gateways for any liability Colocation Gateways may have under or relating to this Agreement unless and until Customer or Customer’s employee, as applicable first makes claims against Customer’s insurance provider(s) and such insurance provider(s) finally resolve(s) such claims. Customer should try to name Colocation Gateways as an additional insured on all general liability insurance.

8.	Limitations of Liability.

8.1	Personal Injury. Each Customer Representative and any other persons visiting Colocation Gateways facilities does so at his or her own risk and Colocation Gateways shall not be liable for any harm to such persons resulting from any cause other than Colocation Gatewayss’ gross negligence or willful misconduct resulting in personal injury to such persons during such a visit.

8.2	Damage to Customer Business. In no event shall Colocation Gateways be liable to Customer, any Customer Representative, or any third party for any claims arising out of or related to Customer’s business, Customer’s customers or clients, Customer Representative’s activities at Colocation Gateways or otherwise, or for any lost revenue, lost profits, replacement goods, loss of technology, rights or service, incidental, punitive, indirect or consequential damages, loss of data, or interruption or loss of use of Service or of any Customer’s business, even if advised of the possibility of such damages, whether under theory of contract, tort (including negligence), strict liability or otherwise.

8.3	Damage to Customer Equipment. Colocation Gateways assumes no liability for any damage to, or loss of, any Customer Equipment resulting from any cause other than Colocation Gatewayss’ gross negligence or willful misconduct. In no event will Colocation Gateways be liable to Customer, any Customer Representative, or any third party for any claims arising out of or related to Customer Equipment of any lost revenue, lost profits, replacement good, loss of technology, rights or services incidental, punitive, indirect or consequential damages, loss of data, or interruption or loss of use of any Customer Equipment, even if advised of the possibility of such damages, whether under theory of contract, tort (including negligence), strict liability or otherwise.

9.	Defense of Third Party Claims and Indemnification.

9.1	Defense. Customer will defend Colocation Gateways, its director, officer, employees, affiliate and customers (collectively, the “Covered Entities”) from and against any and all claims, actions or demand brought by or against Colocation Gateways and/or any of the Covered Entities alleging: (a) with respect to the Customer’s business: (i) infringement or misappropriation of any intellectual property rights; (ii) defamation, libel, slander, obscenity, pornography, or violation of the rights of privacy or publicity; or (iii) spamming, or any other offensive harassing or illegal conduct or violation of the Acceptable Use Guidelines or Anti-Spam Policy; (b) any damage or destruction to the Colocation Space, Colocation Gateways premises, Colocation Gateways Equipment or to any other Colocation Gateways customer which damage is caused by or otherwise results from acts or omissions by Customer, Customer representative or Customer’s designees; (c) any personal injury or property damage to any Customer employee, Customer Representative or other Customer designee arising out of such individual’s activities related to the Services, unless such injury or property damage is caused solely by Colocation Gateways’s gross negligence or will misconduct; or (d) any other damage arising from the Customer Equipment or Customer’s business (collectively, the “Covered Claims”). In the event of any claim under this paragraph, Colocation Gateways may select its own counsel.

9.2	Indemnification. Customer hereby agrees to indemnify Colocation Gateways and each Covered Entity from and against all damages, costs, and fees awarded in favor of third parties in each Covered Claim, and Customer will indemnify and hold harmless Colocation Gateways and each Covered Entity from and against all claims, demand, liabilities, losses, damages, expenses and costs (including reasonable attorney fees) (collectively, “Losses”) suffered by Colocation Gateways and each Covered Entity which Losses result from or arise out of a Covered Claim.

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9.3	Notification. Customer will provide Colocation Gateways with prompt written notice of each Covered Claim of which Customer becomes aware, and, at Colocation Gateways’s sole option, Colocation Gateways may elect to participate in the defense and settlement of an Covered Claim, provided that such participation shall not relieve Customer of any of its obligation under this Section.

10.	Reliance on Disclaimer, Liability Limitations and Indemnification Obligations. Customer acknowledges that Colocation Gateways has set its prices and entered into this Agreement in reliance upon the limitations and exclusions of liability, the disclaimers of warranties and damages and Customer’s indemnity obligations set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if this Agreement is found to have failed of their essential purpose.

11.	Conditions of Breach. Breach of this Agreement will occur if either party does not fulfill its obligations under this Agreement and such Breach is not cured within fifteen (15) days of written notice by the other party. Specifically relating to payment of Recurring Service Fees, the Customer will be in Breach of this Agreement if Customer has not paid its invoice within thirty (30) days of the invoice due.

12.	Remedies for Breach. If Customer is in Breach of this Agreement, Colocation Gateways may (a) discontinue all Services to Customer; (b) disconnect Customer from its Internet, power and telecommunications services; (c) remove Customer Equipment from Colocation Space and place in storage; and (d) order Customer to pay any and all amounts due to the date that the Customer Equipment was removed and order Customer to buy out the remaining term of the Agreement as specified in the Order Form (“Early Buy Out”). If Colocation Gateways is in Breach of the Agreement, Customer has the right to withhold recurring Service Fees for the time period from which the Breach occurred to the date that the Breach was cured.

13.	Early Buy Out. If Customer wishes to terminate this Agreement prior to the date specified on the Order Form, it may elect an Early Buy Out. If the Customer is in Breach of this Agreement, Colocation Gateways may order the Customer to purchase an Early Buy Out. The amount due in an early buyout shall be the sum of the following:

[    *    ]

14.	Miscellaneous Provisions.

14.1	Force Majeure. Except for the obligation to pay money, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet, provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to correct promptly such failure or delay in performance.

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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14.2	No Lease. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. In particular, Customer acknowledges and agrees that Customer has not been granted any real property interest in the Colocation Space or other Colocation Gateways premises, and Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulation or ordinances.

14.3	Marketing. This section removed at clients request.

14.4	Government Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this Agreement without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

14.5	Assignment. Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party that should not be unreasonably withheld, except to a party that acquires substantially all of the assigning party’s assets or a majority of its stock as part of a corporate merger or acquisition. Any attempted assignment or delegation without such consent will be void. This Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.

14.6	Notices. Any notice or communication required or permitted to be given hereunder may be delivered personally, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party first indicated above, or at such other address as either party may provide to the other by written notice. Such notice will be deemed to have been given as of the date it is delivered, or five (5) days after mailed or sent, whichever is earlier.

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14.7	Relationship of Parties. Colocation Gateways and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Colocation Gateways and Customer. Neither Colocation Gateways nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.

14.8	Choice of Law and Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada. Each party agrees to submit any and all disputes concerning this Agreement, if not resolved between the parties, to binding arbitration under one (1) neutral, independent and impartial arbitrator in accordance with the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the arbitrator may not vary, modify or disregard any of the provisions contained in this Section. The decision and any award resulting from such arbitration shall be final and binding. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. Both parties shall equally share the fees of the arbitrator. The arbitrator may award attorney’s fees to the prevailing party as determined by the arbitrator.

14.9	Changes Prior to Execution. Customer represent and warrants that it made no changes to this Agreement prior to providing this Agreement to Colocation Gateways for its acceptance and execution, and that Colocation Gateways alone incorporated any and all changes negotiated between, and accepted by, Customer and Colocation Gateways into this Agreement or into an addendum executed by both parties.

14.10	Entire Agreement. This Agreement, together with the Order Form and Colocation Gateways policies referred to in this Agreement represents the complete agreement and understanding of the parties with respect to the subject matter herein, and supersedes any other agreement or understanding, written or oral. This Agreement may be modified only through a written instrument signed by both parties. Both parties represent and warrant that they have full corporate power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement and the person whose signature appears above is duly authorized to enter into this Agreement on behalf of the respective party. Should any terms of this Agreement be declared void or unenforceable by any arbitrator or court of competent jurisdiction, such terms will be amended to achieve as nearly as possible the same economic effect as the original terms and the remainder of the Agreement will remain in full force and effect. If a conflict arises between Customer’s purchase order terms and this Agreement, this Agreement shall take precedence. In the case of international, federal, state or local provisions to the contrary on the face of this purchase order, attachments to this purchase order, or on the reverse side of this purchase order, this purchase order is being used for administrative purposes only, and this purchase order is placed under the subject solely to the terms and conditions of this Agreement executed between Customer and Colocation Gateways.

END OF COLOCATION AGREEMENT

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Exhibit A to the Colocation Agreement

Contract #

Customer

Define Services:	1 10X 15 ft cage

2 100 amp dc power feeds

Installation Date	8/15/03

Activation Charges

Installation Fees:	[ * ]

Add: First Month’s recurring service Fees	[ * ]

Add: Additional Services	0

Total activation charges	[ * ]

Recurring Service Charges

Colocation Space	[ * ]

Additional Power	6 $ per amp (future)

Cross – Connect Feed	from power pulse (waived)

Other (roof mounts)	n/a

Total	[ * ]

Terms (in months)	24

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Other Instructions

Customer Representatives

Representative #1	Kurt Albershardt

Representative #2	Garrett Mickle

Representative #3

Representative #4

For each Customer Representative over 2, add $75.00 to Activation Charges.

Signatures

Customer Signature:	/s/ David S. Trandal

(print name):	David S. Trandal

Date:	8/7/03

Colocation Gateways Signature:

(print name):

Date:

END OF ORDER FORM

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Exhibit B to the colocation agreement

All cross connect lines in the colocation facility will be installed by colocation gateways employees. The monthly recurring and non-recurring fees for cross connects are as follows:

Cross connect	Non-recurring fee	Recurring monthly fee ( months’)
Phone line	[*]	[*] (includes service)

Ethernet	[*]	[*]

T-1	[*]	[*]

DS-3	[*]	[*]

OC-3	[*]	[*]

OC-12 – OC-48	ICB	ICB

If customer has a bandwidth contract with Power Pulse corporation that is in excess of $1500.00 per month then all cross connect fees will be waived as long as bandwidth contract is in good standing.

Company	Liberty Telecom, LLC.

SIGNED	/s/ David Trandal	DATED	8-7-03

Colocation gateways

SIGNED		DATED

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.